Exhibit 10.5
SECURITY AGREEMENT
     This SECURITY AGREEMENT (this “Agreement”), dated as of January 1, 2009, is entered into by and between RENEGY HOLDINGS, INC., a Delaware corporation (“Debtor”), and AZ BIOMASS LLC, a Delaware limited liability company (“Secured Party”). Debtor and Secured Party may be referred to herein individually as a “Party,” and collectively as the “Parties.”
Recitals
     A. The Parties have entered into that certain Membership Interest Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which Secured Party purchased from Debtor the all of the authorized Class A Membership Interests of Snowflake White Mountain Power, LLC, an Arizona limited liability company (“SWMP”).
     B. Pursuant to the Purchase Agreement, Secured Party has transferred the amount of $12,300,000 (the “Purchase Amount”) to that certain deposit account (the “Deposit Account”), entitled “Renegy Holdings, Inc.,” account number 103690226750, maintained by Debtor with US Bank National Association as the depository bank (the “Depository Bank”). In connection with such transfer, the Parties and the Depository Bank have entered into that certain Blocked Account Control Agreement, dated as of the date hereof (the “Deposit Account Control Agreement”). Secured Party has agreed to instruct the Depository Bank to allow Debtor to withdraw the funds contained in the Deposit Account in accordance with Section 2.02 of the Purchase Agreement subject to Debtor’s contingent obligations to refund to Secured Party the Purchase Amount, or portions thereof, pursuant to Section 2.02 and Section 12.03 of the Purchase Agreement.
     C. In order to induce Secured Party to transfer the full amount of the Purchase Amount to the Deposit Account as of the date hereof and as security for Debtor’s contingent obligations to refund to Secured Party the Purchase Amount, or portions thereof, pursuant to Section 2.02 and Section 12.03 of the Purchase Agreement, Debtor has agreed to grant Secured Party a security interest in all of its right, title and interest in, to and under the Collateral (defined below).
     D. Debtor has determined that it is in its best interests to execute this Agreement inasmuch as Debtor will derive substantial direct and indirect benefits from (i) the transfer of the full amount of the Purchase Amount to the Deposit Account as of the date hereof and (ii) the release of portions thereof in accordance with Section 2.02 of the Purchase Agreement, and Debtor understands and agrees that Secured Party has relied on this representation in connection with entering into the Purchase Agreement and transferring the Purchase Amount to the Deposit Account as of the date hereof.
Agreement

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:
     1. Definitions. Any term used or defined in the Code (as defined below) that is not defined in this Agreement has the meaning given to that term in the Code, as in effect from time to time, when used in this Agreement. Other capitalized terms used but not defined herein have the respective meanings assigned to them in the Purchase Agreement. As used herein the terms “Debtor,” “Secured Party,” “Party,” “Parties,” “Purchase Agreement,” “Deposit Account,” “Depository Bank,” and “Deposit Account Control Agreement” shall have the meanings specified above, and the following terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:
     A “Bankruptcy Event” shall be deemed to have occurred with respect to Debtor upon the occurrence of any of the events set forth under the definition of “Bankruptcy” contained in that certain Amended and Restated Limited Liability Company Agreement of SWMP dated as of the date hereof .
     “Bankruptcy Law” means Title 11, United States Code, and any other existing or future law (or any successor law or statute) of any jurisdiction, domestic (including state and federal) or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, moratorium or similar law for the relief of debtors.
     “Code” means the Uniform Commercial Code as in effect in the State of New York from time to time, or in any jurisdiction the laws of which may be applicable to or in connection with the creation, perfection or priority of any security interest created or purported to be created under this Agreement.
     “Collateral” means all of Debtor’s right, title and interest in, to and under the following described property of Debtor: (i) the Deposit Account; (ii) all money, investments, interest and other funds on deposit in or credited to the Deposit Account; and (iii) all proceeds of any of the foregoing.
     “Event of Default” means any one or more of the following: (i) a Bankruptcy Event shall have occurred; (ii) Debtor shall have failed to timely pay in full any of the Secured Obligations on or before the date such payment is due; (iii) this Agreement or the Deposit Account Control Agreement at any time and for any reason shall cease to create a valid and perfected first priority security interest in and to the Collateral or ceases to be in full force and effect or is declared null and void, or the validity or enforceability of this Agreement, the Deposit Account Control Agreement or the obligations of Debtor under Section 2.02 or Section 12.03 of the Purchase Agreement is contested by Debtor or Debtor denies it has any further liability for the Secured Obligations prior to the fulfillment thereof; and (iv) Debtor shall create, incur, assume or permit to exist any Lien, upon or with respect to any Collateral, other than the Liens created pursuant to this Agreement.

     “Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory authority.
     “Secured Obligations” means collectively, the full, prompt and complete payment to Secured Party of (i) all funds in the Deposit Account upon notice of Secured Party’s decision to exercise its right to rescind the Purchase Agreement following a Rescission Event (as defined under and in accordance with the provisions of Section 12.03 of the Purchase Agreement) and (ii) funds in an amount equal to the Holdback Amount upon a the occurrence of a Holdback Return Event (as defined under and in accordance with the provisions of Section 2.02 of the Purchase Agreement).
     2. Grant of Security Interest. As security for the due and punctual payment and performance of the Secured Obligations in full, Debtor hereby agrees that Secured Party shall have, and Debtor hereby grants to and creates in favor of Secured Party, a continuing first priority Lien on and security interest in and to the Collateral. The intent of the parties hereto is that the Collateral secures all Secured Obligations of the Debtor, whether or not such Secured Obligations exist under this Agreement or the Purchase Agreement; provided, however, that if Debtor is permitted to withdraw funds from the Deposit Account pursuant to the Deposit Account Control Agreement and Debtor withdraws such funds in compliance with the terms of the Deposit Account Control Agreement, Secured Party’s security interest shall automatically terminate as to such properly withdrawn funds.
     3. Representations and Warranties. Debtor represents and warrants to Secured Party that on the date hereof:
          (a) Debtor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Debtor has full power and authority to execute and deliver this Agreement and the Deposit Account Control Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby including to own, hold, sell, transfer and grant a security interest in the Collateral.
          (b) The execution and delivery by Debtor of this Agreement and the Deposit Account Control Agreement, and the performance by Debtor of its obligations hereunder and thereunder have been duly and validly authorized by all appropriate action in accordance with the organizational and governing documents of Debtor and applicable Law. This Agreement and the Deposit Account Control Agreement have been duly and validly executed and delivered by Debtor and, assuming valid execution and delivery by Secured Party and, solely with respect to the Deposit Account Control Agreement, the Depository Bank, constitute the legal, valid and binding obligations of Debtor enforceable against Debtor in accordance with their terms.
          (c) The execution and delivery by Debtor of this Agreement and the Deposit Account Control Agreement and the performance by Debtor of its obligations under this Agreement and the Deposit Account Control Agreement and the consummation of the transactions contemplated hereby and thereby will not:

               (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of Debtor;
               (ii) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Debtor; or
               (iii) conflict with or result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, require Debtor to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or result in the creation or imposition of any Lien (other than liens created under this Agreement and the Deposit Account Control Agreement) upon Debtor or any of its Assets and Properties under any Material Contract or Permit to which Debtor is a party or by which any of its Assets and Properties is bound.
          (d) Collateral Ownership. After deposit by Secured Party of the Purchase Amount into the Deposit Account Debtor shall be the sole legal and beneficial owner of the Collateral, and Debtor has, and at all times during the term of this Agreement will have, good and marketable title to the Collateral, free and clear of all pledges, Liens, claims, or encumbrances, and will have at all times full right, power and authority to grant a security interest in the Collateral to Secured Party in the manner provided herein, free and clear of any lien, security interest, adverse claims or other charges or encumbrances, subject in all respects to the rights of Secured Party under this Agreement and the Deposit Account Control Agreement.
          (e) Security Interest Perfection. Debtor has taken all actions necessary or desirable to establish Secured Party’s “control” (pursuant to and within the meaning of Section 9-104(a)(2) of the Code) over the Deposit Account. Upon the execution and delivery of this Agreement and the Deposit Account Control Agreement, Secured Party’s security interest in the Collateral conferred hereby will be a valid, perfected, first priority security interest.
          (f) Assignment Restrictions. There are no restrictions upon the ability of Debtor to grant a security interest in any of the Collateral.
          (g) Governmental Approvals. No consent, approval, authorization or order of, and no notice to or filing with any court, governmental authority or third party is required in connection with, the grant by Debtor of the security interest herein.
          (h) Debtor Information. Debtor’s exact name and chief executive office and principal place of business are as follows: Renegy Holdings, Inc., 3418 North Val Vista Drive, Mesa, Arizona 85213.
     4. Further Assurances. Debtor will faithfully preserve, protect and defend Secured Party’s security interest in the Collateral as a prior perfected security interest under the Code, superior and prior to the rights of all third Persons, and will do all such other acts and things upon reasonable request therefor by Secured Party. Debtor will execute, deliver, file and record, and Debtor hereby authorizes Secured Party to so file, all such other documents and instruments, including, without limitation, financing statements, security agreements, assignments and documents and powers of attorney with respect to the Collateral, and pay all fees and taxes related thereto (other than Secured Party’s attorneys’ fees), as Secured Party in its reasonable discretion may deem necessary or advisable from time to time in order to attach, continue, preserve, perfect, and protect said security interest, and Debtor hereby irrevocably appoints Secured Party, its officers, employees and agents, or any of them, as attorneys-in-fact for Debtor to execute, deliver, file and record such items for Debtor and in Debtor’s name, place and stead. This power of attorney, being coupled with an interest, shall be irrevocable for the term of this Agreement. At Secured Party’s request, Debtor shall take or cause to be taken all actions reasonably necessary or desirable to perfect the security interest granted hereunder by “control,” in accordance with the provisions of Section 9-104 of the Code. Without limiting the foregoing, at any time and from time to time, upon the written request of Secured Party, and at the sole expense of Debtor, the Debtor shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Secured Party may reasonably deem desirable to obtain the full benefits of this Agreement and of the rights and powers herein granted.
     5. Covenants. Debtor covenants and agrees as follows:
          (a) Debtor shall furnish to Secured Party any information that Secured Party from time to time reasonably requests concerning any covenant, provision or representation contained herein or any other matter in connection with the Collateral.
          (b) So long as any of the Secured Obligations remain unsatisfied, Debtor shall, at its own expense, appear and defend any action, suit or proceeding that purports to affect its title to, or right or interest in, the Collateral or the security interest of Secured Party therein. Debtor shall give prompt written notice to Secured Party (and in any event not later than 15 days prior to any change described below in this clause (b) of (i) any change in the location of Debtor’s chief executive office or principal place of business; (ii) any change in Debtor’s name; (iii) any change in Debtor’s identity or structure in any manner that might make any financing statement filed in connection with any of the Collateral incorrect or misleading; (iv) any change in Debtor’s jurisdiction of organization; or (v) any change in Debtor’s registration as an organization. During the term of this Agreement, Debtor shall not exchange, sell, convey, transfer, assign or otherwise dispose of any of the Collateral or any right, title or interest therein. Debtor shall not create, incur or permit to exist any Liens upon or with respect to any of the Collateral other than the security interest in the Collateral created by this Agreement.
     6. Obligations as to Collateral. The powers conferred on Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to the Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to the Collateral. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if Secured Party takes such action for that purpose substantially similar to actions Secured Party takes with respect to its own property.

     7. Appointment of Attorney-in-Fact. Debtor hereby irrevocably appoints Secured Party (together with its officers, employees and agents) as Debtor’s true and lawful attorney-in-fact, with full authority in the place and stead of Debtor and in the name of Debtor or otherwise, from time to time, upon the occurrence and during the continuance of an Event of Default, to take action and to execute any instrument that Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to:
          (a) ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for money due and to become due under or in respect of any of the Collateral;
          (b) receive, indorse and collect any drafts or other instruments or documents, in connection with clause (a) above;
          (c) file any claims or take any action or institute any proceedings that Secured Party may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Secured Party with respect to any of the Collateral; and
          (d) (i) prepare, file and sign Debtor’s name on any proof of claim in any bankruptcy or similar proceeding or similar document against any account debtor, (ii) do all acts and things necessary, in Secured Party’s sole discretion, to fulfill Debtor’s obligations to Secured Party under this Agreement, the Purchase Agreement or otherwise, (iii) demand, sue for, collect, compromise and give acquittances for any and all Collateral, (iv) prosecute, defend or compromise any action, claim or proceeding with respect to any of the Collateral, and (v) take such other action as Secured Party may deem appropriate, including extending or modifying the terms of payment of Debtor’s debtors.
This power of attorney, being coupled with an interest, shall be irrevocable for the life of this Agreement.
     8. Remedies. After there exists any Event of Default, and for so long as such Event of Default is continuing:
          (a) Secured Party shall have and may exercise all the rights and remedies available to Secured Party under the Code in effect at the time, and such other rights and remedies as may be provided by law and as set forth below, including without limitation to take over and collect all of the Collateral, and to exercise any and all rights provided for under Section 7. Debtor hereby waives all claims of damages due to or arising from or connected with any of the rights or remedies exercised by Secured Party pursuant to this Agreement.
          (b) In addition to, and without limitation of, any rights of Secured Party under this Agreement, the Purchase Agreement and applicable law, if any Event of Default occurs, any and all funds in the Deposit Account may, without prior notice to Debtor, be offset and applied toward the payment of the Secured Obligations owing to Secured Party, whether or not the Secured Obligations, or any part thereof, shall then be due. This right of setoff may be enforced or exercised by Secured Party regardless of whether or not Secured Party has made any demand under this Section 8 or whether the Secured Obligations are contingent, matured, or unmatured.

Any delay, neglect or conduct by Secured Party in exercising its rights under this Section 8 will not be a waiver of the right to exercise this right of setoff. It is understood that nothing in this Section 8(b) shall be construed to limit Secured Party’s right to cause Debtor to remit any amounts in the Deposit Account to Secured Party.
     9. Absolute Rights and Obligations and Shortfall. All rights of Secured Party and all obligations of Debtor under this Agreement shall be absolute and unconditional, irrespective of (i) any lack of validity or enforceability of the Purchase Agreement; (ii) any exchange, release or nonperfection of any portion of the Collateral; (iii) any change in the time, manner or place of payment of, or other term of, or any portion of Debtor’s or any other obligor’s obligations under the Purchase Agreement; or (iv) any other amendment, modification, extension or waiver of, or consent to any departure from, the Purchase Agreement. In the event that the proceeds of any sale, collection or realization of or upon the Collateral by or on behalf of Secured Party are insufficient to pay all amounts to which Secured Party is legally entitled under the Purchase Agreement, Debtor shall remain liable to Secured Party for and shall pay to Secured Party any deficiency, together with interest thereon at the rate provided in the Purchase Agreement or, if no interest is so provided, at such other rate as shall be fixed by applicable law, together with the reasonable costs of collection and the fees and expenses of any attorneys employed by Secured Party to collect such deficiency, which may remain after such sale, collection or realization. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Secured Obligations is rescinded or must otherwise be returned by Secured Party or by any other Person upon the insolvency, bankruptcy or reorganization of Debtor, any Subsidiary of Debtor or any other Person, or any other similar action or proceeding or otherwise, all as though such payment had not been made.
     10. Failure or Delay to Exercise Rights. No failure or delay on the part of Secured Party in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof or of any other right, remedy, power or privilege of Secured Party hereunder; nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No waiver of a single Event of Default shall be deemed a waiver of a subsequent Event of Default. The rights and remedies of Secured Party under this Agreement are cumulative and in addition to any rights or remedies which it may otherwise have, and Secured Party may enforce any one or more remedies hereunder successively or concurrently at its option.
     11. Costs and Expenses. Debtor shall pay or reimburse Secured Party within five Business Days after demand for all reasonable costs and expenses incurred by it in connection with the administration, enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement, including reasonable attorneys’ fees; provided , however that for the avoidance of doubt such cost , expenses and fees shall not include any cost, expenses and fees incurred in the preparation and negotiation of this Agreement or the Deposit Account Control Agreement.
     12. Amendment. No amendment or waiver of any provision of this Agreement, and no consent to any departure by Debtor therefrom, shall be effective unless in writing signed by Secured Party and Debtor, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     13. Notices. All notices, statements, requests and demands given to or made upon either party hereto in accordance with the provisions of this Agreement shall be given or made as provided in the Purchase Agreement.
     14. Assignment. This Agreement shall be binding upon and inure to the benefit of Secured Party and Debtor and their respective successors and assigns, except that Debtor may not assign or transfer its obligations hereunder or any interest herein without the prior written consent of Secured Party.
     15. Choice of Law, Venue, Jury Trial.
          (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS (OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW 5-1401 AND 5-1402).
          (b) Each of the Parties hereby irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement may be brought in any of the courts of the State of New York and the courts of the United States of America for the Southern District of New York, and the appellate courts from any thereof having subject matter jurisdiction and, by execution and delivery of this Agreement and such other documents executed in connection herewith, each Party hereby (a) accepts the exclusive jurisdiction of the aforesaid courts (provided that to the extent that such courts refuse to exercise jurisdiction hereunder for any reason whatsoever, the parties consent that any legal action or proceeding shall be brought in any U.S. District Court or court of the State of Arizona located in the Maricopa County, Arizona); (b) irrevocably agrees to be bound by any final judgment (after any and all appeals) of any such court with respect to such documents; (c) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceedings with respect to such documents brought in any such court, and further irrevocably waives, to the fullest extent permitted by law, any claim that any such suit, action or proceedings brought in any such court has been brought in any inconvenient forum; (d) agrees that service of process in any such action may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address set forth below, or at such other address of which the other Parties shall have been notified; and (e) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.
          (c) EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

     16. Indemnification. Debtor agrees to defend, indemnify and hold Secured Party harmless from and against any and all any and all liabilities or obligations of Secured Party to Depository Bank under Section 6 of the Deposit Account Control Agreement if such liabilities or obligations arise as a result of Secured Party’s delivery of instructions to Depository Bank: (i) after the occurrence, and during the continuance, of an Event of Default or (ii) directing Depository Bank to transfer funds to Debtor.
     17. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     18. Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument. Debtor acknowledges and agrees that a facsimile transmission to Secured Party of the signature pages hereof purporting to be signed on behalf of Debtor shall constitute effective and binding execution and delivery hereof by Debtor.

     IN WITNESS WHEREOF, the parties hereto, by their representatives thereunto duly authorized, have executed and delivered this Agreement as of the day and year first above set forth.

DEBTOR:
RENEGY HOLDINGS, INC., a Delaware corporation
By:	/s/ Robert M. Worsley
	Name:	Robert M. Worsley
	Title:	Chief Executive Officer

SECURED PARTY: AZ BIOMASS LLC, a Delaware limited liability company
By:	Antrim Corporation
Its: Manager

By:	/s/ Francine E. Lyons
	Name:	Francine E Lyons
	Title:	Vice President

[Execution Page of Security Agreement]